EXHIBIT 4.3.4


                                 AMENDMENT NO. 3

                                       TO

                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT


      AMENDMENT NO. 3 to the Amended and Restated Registration Rights Agreement, dated as of October 26, 1998 (the "Amendment"), among United Surgical Partners, International, Inc., a Delaware corporation (the "Company") and the several other parties named at the foot hereof, amending the Amended and Restated Registration Rights Agreement dated as of April 30, 1998 among the Company and the several signatories thereto (the "Registration Rights Agreement"). All capitalized terms used and not defined herein shall have the meaning set forth in the Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement") among the Company and the several other parties named therein.

      On the date hereof, the Company and the Purchasers are consummating the transactions contemplated by the Securities Purchase Agreement pursuant to which the Company has agreed to sell to the Purchasers from time to time an aggregate 9,157,356 shares of the Company's Class A Common Stock, $.01 par value ("Class A Common Stock").

      It is a condition to the closing of the transactions contemplated by the Securities Purchase Agreement that the Company and the parties hereto execute this Amendment.

      Pursuant to Section 13(d) of the Registration Rights Agreement, the Registration Rights Agreement is hereby amended as follows:

      1. Each WCAS/HC Purchaser, other than Tucker Taylor, Alyce Craddock, Greg Koonsman and Jon O'Sullivan, is hereby made a party to the Registration Rights Agreement with the same rights and obligations as a holder of "Restricted Stock" (with respect to the shares of Class A Common Stock purchased by such WCAS/HC Purchaser pursuant to the Securities Purchase Agreement) as set forth in the Registration Rights Agreement.

      2. Each Management Purchaser, Tucker Taylor, Alyce Craddock, Greg Koonsman and Jon O'Sullivan is hereby made a party to the Registration Rights Agreement with the same rights and obligations as a holder of "Investor Shares" (with respect to the shares of Class A Common Stock purchased by such individual pursuant to the Security Purchase Agreement) as set forth in the Registration Rights Agreement.

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      3. The Registration Rights Agreement, as amended by this Amendment, is hereby in all respects confirmed.

      4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

      5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                         UNITED SURGICAL PARTNERS
                                         INTERNATIONAL, INC.




                                         By /s/ DONALD STEEN
                                                Donald Steen
                                                Chief Executive